Exhibit 10.1

June 9, 2016

David Callaway

Dear Dave,

Pending approval from the Board of Directors, we are pleased to extend to you an offer of employment with TheStreet, Inc. (the “Company” or “TheStreet”) as described below:

1.	POSITION: You will serve in a full-time capacity at TheStreet with the title of President & Chief Executive Officer, TheStreet, Inc. You will perform such duties, functions and responsibilities as are generally incident to such position, reporting to and subject to the direction of the Board of Directors.

2.	TERM: You will commence employment on a mutually agreed upon date on or before July 6, 2016 and your employment shall continue until terminated by either you or the Company.

3.	AT WILL STATUS: Your employment with TheStreet is “at will.” This means that either you or TheStreet may terminate your employment at any time, with or without notice, and with or without cause. Your status as an “at will” employee cannot be changed or retracted, either orally or in writing, by any policy or conduct, unless you receive a document expressly stating that your employment is no longer at-will, which is signed both by you and the Company’s Chairman of the Board.

4.	COMPENSATION: We will compensate you as an exempt employee at the rate of $20,833.34 semi-monthly, which is $500,000 on an annualized basis. Payments are made on the 15th and last day of each month (or the preceding business day if the regular payday falls on a weekend or holiday) and will be subject to applicable withholding and taxes.

5.	BONUS: In addition to your base salary, you are eligible to receive a bonus of up to 50% of the base salary you receive during the calendar year (the “Annual Bonus”), as determined by the Company in its sole discretion, which determination may be based on both your individual performance and the performance of the Company. Bonuses will be calculated, determined and paid out on an annual basis. Any bonus amount determined by the Compensation Committee of the Board of Directors of the Company (“Compensation Committee”) to be payable shall be paid not later than 60 days following the end of the year, provided that you must remain a full-time employee of the Company through the payment date in order to receive the payment. For 2016, your Annual Bonus will be guaranteed at a minimum of 50% of your potential bonus amount for the calendar year provided that you must remain a full-time employee of the Company with no notice by you of your intent to cease such employment through the payment date in order to receive the payment.

14 Wall Street 15th Floor NY, NY 10005 T 212 321 5000 www.thestreet.com

6.	BENEFITS: You will be eligible to participate in any employment benefits plans provided by TheStreet, subject to the terms, conditions and eligibility requirements of any relevant benefits plan documents. At present, these benefits include, but are not limited to, group medical, dental and vision plans, 100% company paid coverage under the Company's comprehensive Life Insurance, Short-Term and Long-Term Disability Plans subject to applicable waiting periods and four (4) weeks of paid vacation annually (prorated for any partial year). You will also have the opportunity to participate in TheStreet’s 401(k) Savings Plan which currently has an 8% employer match, Flexible Spending Account Plans and Transit Benefits, subject to the terms, conditions and eligibility requirements of such plans. TheStreet reserves the right to amend or terminate any of its benefit programs at any time with or without notice in its sole discretion.

7.	EQUITY COMPENSATION: As soon as practicable following your start date, the Company will grant you an option to purchase 1,000,000 shares of common stock of the Company (the “Option”). The Option will vest and become exercisable at the rate of 1/3 of the shares subject to the Option on the first anniversary of the Start Date and 1/36 of the original Option grant in monthly increments over the next 24 months thereafter on the anniversary of the grant date (or the last day of the month, if necessary). The per share exercise price for the Option will be the closing price of TheStreet common stock on the NASDAQ Stock Market on the grant date. The Option will be a nonqualified and a non-plan grant intended to constitute an “inducement award” within the meaning, and subject to the requirements of, the corporate governance rules for the NASDAQ Stock Market. Details regarding this grant, including any terms and conditions will be set forth in a separate grant agreement (the “Notice of Grant”). In addition to the Option, subject to Compensation Committee approval and your continued service, you will be eligible for additional discretionary grants on July 1, 2017; July 1, 2018; and July 1, 2019 (the “Discretionary Grants”). The number of shares subject to a Discretionary Grant, if approved by the Compensation Committee, will be determined in the sole discretion of the Compensation Committee taking into account the outstanding shares remaining in the 2007 Performance Incentive Plan, your achievement against certain performance based targets and any other factors that the Compensation Committee deems appropriate.

8.	POLICIES: As an employee, you will be required to comply fully with the provisions of the TheStreet’s Insider Trading Compliance Program, Code of Business Conduct and Ethics, Compliance Manual and other compliance policies and procedures relevant to your position with the Company (the “Employment Materials”). Compliance is a condition of employment at TheStreet and you will be required to sign forms confirming that you will abide by the requirements of these policies and procedures. These materials, however, will not change your at-will employment status and are merely meant to provide additional information relating to your job. As a condition of employment, every individual must also complete the Employment Eligibility Verification Form I-9 and provide documentation that establishes their identity and eligibility for employment. This offer is contingent upon the satisfactory completion of the background verification process.

14 Wall Street 15th Floor NY, NY 10005 T 212 321 5000 www.thestreet.com

This letter and the Employment Materials contain all of the terms of your employment with the TheStreet and supersede any prior understandings or agreements, whether written or oral, between you and Company.  This letter agreement may not be amended or modified except by an express written agreement signed by you and TheStreet’s Vice President of Human Resources (except that no amendment may change the at will nature of the employment unless in accordance with Paragraph 3).  The terms of this letter and the resolution of any disputes hereunder shall be governed by New York law, without reference to principles of choice of law.

We hope that you find the foregoing terms acceptable. We are delighted to have you join TheStreet and look forward to a mutually beneficial working relationship. If you have any questions, please do not hesitate to contact me at 212-321-5997.

Sincerely,

Larry Kramer
Chairman & Interim Chief Executive Officer

ACCEPTED AND AGREED

David Callaway

14 Wall Street 15th Floor NY, NY 10005 T 212 321 5000 www.thestreet.com